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                                                                    EXHIBIT 99.1

                                  RISK FACTORS

     You should carefully consider and evaluate all of the information in this Annual Report on Form 10-K, including the risk factors listed below. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows.

     Keep these risk factors in mind when you read "forward-looking" statements elsewhere in this Form 10-K and in the documents incorporated herein by reference, and in our other filings with the SEC and our public announcements. Such statements relate to our expectations about future events and time periods. Generally, the words "anticipate," "believe," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

     OUR MANUFACTURING PROCESS IS HIGHLY COMPLEX AND MANUFACTURING PROBLEMS COULD LEAD TO PRODUCT SHORTAGES AND ADVERSE FINANCIAL PERFORMANCE.

     The fabrication of integrated circuits is a complex and precise process and requires production in a highly controlled and clean environment. Our business and profitability would be adversely affected if we do not achieve acceptable manufacturing yields and produce and ship our products in a timely fashion. Manufacturing yields can be impacted by a variety of factors, including:

     - minute impurities;

     - circuit design defects;

     - errors in any step of the fabrication process;

     - defects in the masks used to print circuits on a wafer; or

     - other unanticipated or undiscovered environmental changes or equipment malfunctions.

     IF OUR SOURCES FOR WAFERS EXPERIENCE QUALITY OR YIELD PROBLEMS, WE MAY FACE A SHORTAGE OF FINISHED PRODUCTS AVAILABLE FOR SALE, WHICH WOULD HARM OUR BUSINESS.

     We depend on outside wafer fabricators for a significant portion of our wafer supply. We may face a shortage of finished product available for sale if we are not able to obtain from wafer fabricators the required supplies of processed wafers conforming to our quality standards. If this occurs, our customer relations could be harmed, we could lose revenue and our profitability may be negatively impacted.

     Worldwide wafer production capacity is limited and inelastic. As is common in the industry, we have experienced delays in the supply of processed wafers due to quality and yield problems and capacity constraints. The reliable manufacture of high performance wafers is a complicated and technically demanding process requiring:

     - a high degree of technical skill;

     - state-of-the-art equipment;

     - the absence of defects in the masks used to print circuits on a wafer;

     - the elimination of minute impurities and errors in each step of the fabrication process; and

     - effective cooperation between the wafer supplier and the circuit designer.

     IF OUR ASSEMBLY AND TEST SUBCONTRACTORS EXPERIENCE DELAYS OR QUALITY OR YIELD PROBLEMS, WE MAY FACE DELAYS IN THE SHIPMENT OF OR DECREASES IN FINISHED PRODUCTS AVAILABLE FOR SALE.

     We engage subcontractors to assemble and test our products with acceptable quality and yield levels. A substantial portion of our revenue is derived from semiconductor devices assembled in advanced packages. As is common in the industry, we have experienced quality and yield problems in the past. Our subcontractors

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may experience difficulties in achieving acceptable quality and yield levels when assembling and testing our semiconductor devices which could:

     - decrease finished products available for sale;

     - delay the introduction of new products; and

     - limit the number of products that we are able to offer.

     If any of these events occur, we could lose revenue and harm customer relations, which would negatively affect our profitability.

     The assembly of advanced packages is a complex process requiring:

     - a high degree of technical skill;

     - state-of-the-art equipment;

     - the absence of defects in lead frames used to attach semiconductor devices to the package;

     - the elimination of raw material impurities and errors in each step of the process; and

     - effective cooperation between the assembly subcontractor and the device manufacturer.

     WE MAY FAIL TO ATTRACT OR RETAIN THE SPECIALIZED TECHNICAL AND MANAGEMENT PERSONNEL REQUIRED TO SUCCESSFULLY OPERATE OUR BUSINESS.

     Our future success depends on our ability to attract and retain highly qualified engineers experienced in analog and mixed-signal product design. Our failure to attract design engineers or to retain or replace our current design staff of experienced engineers could:

     - limit the introduction of new products;

     - result in fewer design wins for our products; and

     - limit our ability to accept new design projects from existing customers.

If any of these events occur, we may lose revenues, revenue opportunities or new or existing customers, and our future profitability would be negatively impacted.

     The production of high performance analog and mixed-signal components requires design engineers that possess both the technical expertise and the design creativity obtained from experience working with analog and mixed-signal applications. The semiconductor industry currently faces a shortage of engineers experienced in analog and mixed-signal design.

     OUR REVENUE GROWTH, FUTURE PROFITABILITY AND OUR ABILITY TO COMPETE MAY BE LIMITED IF WE DO NOT SUCCESSFULLY DEVELOP NEW PRODUCTS.

     We operate in a dynamic environment marked by rapid technological change and product obsolescence. Our future revenue growth and profitability depends on our ability to continually enhance the performance and functionality of our products, to keep pace with competitive products and to satisfy customer demands for improved performance, features and functionality. If we fail to achieve these goals, we may not be able to successfully compete.

     The development of new products is inherently complex, requiring long development cycles and significant financial investment in research and development before the technical feasibility and commercial viability of a product can be determined. Product development commitments and expenditures must be made well in advance of product sales. The success of a new product depends on accurate forecasts of long-term market demand and future technology developments. The success of product development is dependent on a variety of specific factors including:

     -  proper new product definition;

     -  timely and efficient completion of product design and testing;

     - timely and efficient implementation of wafer manufacturing and assembly processes;

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     -  product performance;

     -  the quality and reliability of the product;

     -  our ability to attract and retain qualified design engineers; and

     -  market acceptance of our products and our customers' products.

     A portion or all of our investment in product development may not be fully recovered if we fail to develop new products or if our new products fail to win market acceptance. If this were to occur, we may not realize a return on the amounts invested in product development and our operating results could be negatively impacted.

     THE SEMICONDUCTOR INDUSTRY IS CYCLICAL AND DOWNTURNS WOULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

     The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, and wide fluctuations in product supply and demand. The industry has experienced significant downturns, often connected with, or in anticipation of, maturing product cycles (of both semiconductor companies' and their customers' products) and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Any future downturns could have a material adverse effect on our business and financial performance.

     OUR QUARTERLY AND ANNUAL OPERATING RESULTS MAY FLUCTUATE AND CAUSE THE TRADING PRICES OF THE NOTES AND OUR COMMON STOCK TO DECLINE.

     Our quarterly and annual operating results may fluctuate, which may cause the trading prices of the notes and our common stock to decline. We have experienced significant period-to-period fluctuations in the past and may experience similar fluctuations in the future. Our operating results may fluctuate due to:

     -  changes in the volume and timing of customer orders;

     -  changes in our product mix;

     -  market acceptance of our products and our customers' products;

     -  competitive pricing pressures;

     -  fluctuations in foreign currency exchange rates;

     - economic conditions in our domestic and international semiconductor markets;

     - economic conditions in the United States and in our international markets;

     -  the success and timing of new product introductions;

     - availability and quality of wafers, subcontract assembly and testing, and other materials and services; and

     -  fluctuations in manufacturing yields.

     In addition, average selling prices in the semiconductor industry have historically decreased over the life of particular products. Our operating results will be adversely affected if we are unable to introduce new products or are unable to reduce manufacturing and operating costs to offset decreases in the prices of our products.

     In addition, the stock market in recent years has experienced significant price and volume fluctuations which have affected the market prices of technology companies and which have often been unrelated to or disproportionately impacted by the operating performance of these companies.

     OUR INTERNATIONAL OPERATIONS REPRESENT A SIGNIFICANT PORTION OF OUR REVENUE AND OUR REVENUE MAY DECLINE IN THE FUTURE AS A RESULT OF INTERNATIONAL ECONOMIC AND REGULATORY UNCERTAINTIES.

     We have substantial operations and derive approximately two-thirds of our revenue from sales outside of the United States, primarily in Europe and Asia. These operations require significant management attention

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and financial resources and subject us to additional operating risks. Downturns in our international operations may cause our revenue or profitability to decline. The risks of operating in international markets include:

     -  unexpected changes in regulatory requirements;

     -  changes in local economic conditions;

     -  delays resulting from obtaining export licenses for certain technology;

     -  tariffs and other trade restrictions;

     -  barriers to entry;

     -  restrictions on transfer of funds and trade protection measures;

     -  compliance with various foreign laws;

     -  political instability;

     -  changes in diplomatic and trade relationships;

     - the laws and policies of the United States affecting trade, foreign investment and loans;

     -  foreign tax laws; and

     -  exchange rate volatility.

     Our sales in Asia, primarily in Japan, have been negatively impacted in the past, including during the first half of 1998, by regional recessionary economic conditions. Although these geographic markets have improved recently, these conditions may recur and impact the sales of products manufactured by our customers. This in turn may negatively impact their orders for our products and may pressure us to reduce prices on our products. We cannot predict whether these conditions will continue or how they will affect our business or operating results.

     WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN THE HIGHLY COMPETITIVE SEMICONDUCTOR INDUSTRY.

     The semiconductor industry is intensely competitive and historically has experienced rapid technological advances in product technologies. If we are unable to compete successfully in this environment, our financial results and the trading prices of the notes and our common stock will be adversely affected. Competition in the sale of analog and mixed digital products is based on and affected by:

     -  performance;

     -  product design;

     -  product quality and reliability;

     -  adherence to changing industry standards;

     -  marketing and distribution capability;

     -  price;

     -  general economic conditions;

     -  constant and rapid technological change causing product obsolescence;

     -  declines in average selling prices;

     -  limited product life cycles; and

     -  fluctuations in production capacity.

     Many of our direct and indirect competitors have substantially greater financial, technological, manufacturing, marketing and sales resources and have broader product lines and longer standing customer

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relationships than we do. Accordingly, they may be in a stronger competitive position to adapt their operations and product lines to changing market conditions.

     THE TIMING OF ORDERS FOR OUR PRODUCTS IS UNCERTAIN AND BEYOND OUR CONTROL WHICH COULD LEAD TO INVENTORY PROBLEMS THAT HARM OUR BUSINESS AND FINANCIAL PERFORMANCE.

     Like many semiconductor companies, we routinely manufacture or purchase inventory based on estimates of customer demand for our products. Customer demand is often difficult to predict because we do not control the timing or volume of orders placed by our customers. If demand is lower than estimated, we are likely to have excessive inventory levels, which would negatively impact our profitability. Conversely, if demand is greater than estimated, we may be unable to provide products in a timely manner to meet our customers' needs, which could cause us to lose revenue, negatively impact our profitability, or harm our customer relations.

     We generally do not have long-term supply arrangements with our customers and typically make sales through individual purchase orders. Our policy is to allow customers to cancel orders until 30 days before the shipping date. In addition, we sell some products through distributors who have some rights to return unsold products to us. We could hold excess or obsolete inventory resulting from the cancellation or deferral of product orders, the return of previously sold products or overproduction due to the failure of anticipated orders to materialize.

     WE MAY BE UNABLE TO PROTECT OUR PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS, WHICH MAY PLACE US AT A COMPETITIVE DISADVANTAGE, AND WE MAY INCUR SIGNIFICANT LIABILITIES AS A RESULT OF PATENT INFRINGEMENT CLAIMS.

     Our success depends in part on our ability to obtain patents and copyrights to protect the intellectual property rights covering our products, manufacturing processes and development and testing tools. Because the process of seeking patent protection is typically long, expensive and uncertain, we seek patent protection only for inventions and processes that are likely to provide us with a competitive advantage. Despite this intention, it is possible that:

     - we will be unable to protect our technology or other intellectual property through patents, copyrights, trade secrets, trademarks and other measures;

     - patent applications we file may not be issued or may not be issued with the claims sought by us;

     - foreign intellectual property laws will not protect our intellectual property rights;

     - any patent licensed by or issued to us will be challenged, invalidated or circumvented or that the rights granted will not provide competitive advantage to us; and

     - others will independently develop similar products, duplicate our products or design around our patents and other rights.

     The semiconductor industry is characterized by frequent litigation regarding patent and intellectual property rights. Because of our ongoing development of new technologies and processes, we may be subject to infringement claims by third parties. Litigation that may be necessary to enforce our intellectual property rights or to defend ourselves against infringement claims could result in substantial cost and diversion of resources. If we are not successful in defending claims brought against us or if we are unable to obtain a license on favorable terms and our ability to sell products that depend on the subject intellectual property may be limited. As a result, we could incur significant liabilities or suffer a loss of revenue from these products.

     FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS COULD SUBJECT US TO COSTS AND PRODUCTION DELAYS.

     We could possibly be subject to fines, suspension of production, alteration of our manufacturing processes or interruption or cessation of our operations if we fail to comply with present or future governmental regulations related to the use, storage, handling, discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in the manufacturing process. These regulations could require us to acquire expensive remediation equipment or to incur other expenses to comply with environmental regulations. Our failure to

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control the use, disposal or storage of, or adequately restrict the discharge of, hazardous substances could subject us to liabilities and production delays, which could negatively impact our operating results and financial condition.

     WE MAY EXPERIENCE DIFFICULTIES ACQUIRING COMPANIES AND INTEGRATING ACQUIRED OPERATIONS.

     We regularly explore strategic transactions in our industry that could complement our business, including the acquisition by purchase or merger of companies and operations offering rapid and greater access to technologies and markets targeted by us. We have limited experience in acquiring companies and integrating acquired operations into our business, and our failure to successfully integrate acquired businesses could negatively affect our operations and financial performance. The successful completion of strategic transactions are subject to a number of uncertainties including the following:

     -  inability to identify suitable acquisition candidates;

     -  inability to integrate acquired operations;

     -  costs of integrating acquired operations;

     -  inability to retain acquired customers;

     -  inability to retain key personnel of the acquired entity;

     - costs associated with contingent or unidentified liabilities of the acquired entity;

     - diversion of management and financial resources from core business operations; and

     -  entrance into markets in which our management is inexperienced.

     In addition, any acquisition or other strategic transaction may require us to incur or assume indebtedness and additional liabilities of the acquired entity, including contingent liabilities. Acquisitions may also result in the amortization by us of significant amounts of goodwill of the acquired business and may result in adverse tax or other accounting consequences, including a limitation on our ability to deduct for income tax purposes a portion of the interest payable by us on the notes. Any of these factors could adversely affect our operating results and financial condition.

     WE DEPEND ON INDEPENDENT SALES REPRESENTATIVES AND DISTRIBUTORS FOR THE SALE OF OUR PRODUCTS AND A DISRUPTION COULD RESULT IN A LOSS OF REVENUE OR CUSTOMERS.

     We conduct a significant portion of our sales through independent sales representatives and distributors. We may lose and not be able to replace our current sales representatives or distributors. If these sales organizations reduced or terminated their sales efforts with respect to our products, we may experience a loss of revenue or customers and our profitability may be negatively impacted.

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